UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CyberOptics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 16, 2019

To the Shareholders of CYBEROPTICS CORPORATION:

The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Thursday, May 16, 2019, at the principal executive offices of the Company, 5900 Golden Hills Drive, Minneapolis, Minnesota at 3:00 p.m. for the following purposes:

1.	To elect five directors to serve until the annual meeting in 2020;

2.	To approve, on a nonbinding advisory basis, the compensation to our executive officers as described in the Proxy Statement;

3.	To vote, on a nonbinding advisory basis, on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

5.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

Only holders of record of Common Stock at the close of business on March 29, 2019 will be entitled to receive notice of and to vote at the meeting.  Even if you expect to attend the meeting in person, you are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, alternatively, promptly return your proxy online at www.proxypush.com/cybe, as described more completely on the enclosed proxy card.  If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Jeffrey A. Bertelsen
Secretary

Minneapolis, Minnesota
April 5, 2019

Important Notice
regarding the availability of proxy materials for the shareholder meeting to be held on May 16, 2019.
Our Proxy Statement, the form of our proxy card, and
Annual Report on Form 10-K can be viewed online at
http://www.idelivercommunications.com/proxy/cybe/

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT
Annual Meeting of Shareholders to be held
on May 16, 2019

We have prepared this Proxy Statement on behalf of our Board of Directors for use in soliciting proxies for the Annual Meeting of Shareholders of CyberOptics Corporation (“CyberOptics,” the “Company” or “we”) to be held Thursday, May 16, 2019 (the “2019 Annual Meeting”).  The 2019 Annual Meeting will be held at the principal executive offices of the Company, 5900 Golden Hills Drive, Minneapolis, Minnesota at 3:00 p.m.  We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement.  We have not retained a proxy solicitor or any other firm to assist us with the proxy process.  Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.

The only matters that our Board of Directors knows will be presented at the 2019 Annual Meeting are (i) the election of five directors to serve until the annual meeting in 2020, (ii) the approval, on a nonbinding advisory basis, of the compensation of our executive officers as described in this Proxy Statement, (iii) a vote, on a nonbinding advisory basis, on the frequency of future advisory votes on executive compensation, and (iv) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.  The Board of Directors recommends that you vote in favor of the election of each director who has been nominated, in favor of the executive compensation as described in this Proxy Statement, in favor of annual votes on executive compensation, and in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm.  If you return a signed proxy card and any other matter properly comes before the meeting, the proxies named in the proxy card will have authority to vote your shares on the additional matter in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

If you return a proxy card, the proxies will vote your shares in the manner that you have directed in the card.  If you complete the proxy card but do not direct the proxies how to vote, your shares will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the executive compensation as described in this Proxy Statement, for approval of future annual votes on executive compensation and for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.  If you “withhold vote for” one or more directors or “abstain from” the vote for approval of the compensation paid to our executive officers, the vote on the frequency of future votes on executive compensation or the vote for the ratification of our independent registered public accounting firm, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the 2019 Annual Meeting and as unvoted, although present and entitled to vote, for purposes of the item for which you have withheld your vote for or abstained.  If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the 2019 Annual Meeting, but will not be considered as present and entitled to vote on the matter for which the broker lacks discretionary authority.

You may revoke your proxy at any time before or at the 2019 Annual Meeting by delivering to our Secretary a written notice of termination of the proxies’ authority, or a signed proxy bearing a later date.

You must be a holder of record of our Common Stock at the close of business on March 29, 2019, to receive notice of and to vote at the 2019 Annual Meeting.  On March 29, 2019, we had 7,106,675 shares of Common Stock outstanding.  Each outstanding share is entitled to one vote on all matters presented at the 2019 Annual Meeting.

Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K Report”).  We are mailing this Proxy Statement, the proxy card and the 2018 Form 10-K Report on or about April 5, 2019.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee has nominated the following five persons to stand for election at the 2019 Annual Meeting: Craig D. Gates; Dr. Subodh Kulkarni; Irene M. Qualters; Michael M. Selzer, Jr.; and Dr. Vivek Mohindra.  Each nominee is currently a director of the Company, and has served as a director for the periods indicated below.  The following information is furnished with respect to each nominee for election to our Board of Directors:

Craig D. Gates, age 60, has been a director of CyberOptics since February 2012.  Mr. Gates has been a director since July 2009 and President and Chief Executive Officer since April 2009 of Key Tronic Corporation, a publicly held electronic manufacturing services company (“Key Tronic”).  Mr. Gates has held other positions with Key Tronic, including the following:  Executive Vice President of Marketing, Engineering and Sales; Vice President and General Manager of New Business Development; and Vice President of Engineering.  Prior to being employed by Key Tronic, Mr. Gates held various engineering and management positions with the Microswitch Division of Honeywell Inc., where he last served as Director of Operations, Electronics.  Mr. Gates has a B.S. in Mechanical Engineering and a M.B.A. from the University of Illinois, Urbana.  Mr. Gates brings to our Board considerable experience as the chief executive officer of a growing public company in the electronics market served by the Company, as well as valuable technical and management experience in engineering and development.

Dr. Subodh Kulkarni, age 54, has been a director of CyberOptics since 2009, has been our President and Chief Executive Officer since February 2014, was our Executive Chairman from September 2013 to February 2014 and was our lead director from December 2012 until his election as Executive Chairman.  From January 2013 to February 2014, Dr. Kulkarni served as Chief Executive Officer of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in the semiconductor industry (“Prism”).  Prior to being employed by Prism, he held various positions with Imation Corporation (“Imation”), including Chief Technology Officer and Senior Vice President, OEM/Emerging Business and Vice President, Global Commercial Business, R&D and Manufacturing.  Prior to his employment with Imation, Dr. Kulkarni held various research management positions with 3M Corporation and IBM.  Dr. Kulkarni also serves on the Board of Directors of Key Tronic. Dr. Kulkarni received his B.S. in Chemical Engineering from IIT—Bombay, India (where he was first in his class), and went on to obtain a Masters Degree and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology, where he did his thesis work on disilane surface decomposition, which is used in the manufacture of semiconductors.  He has won a number of awards for commercializing technologies he and others have developed in the electronics industry.  Dr. Kulkarni brings to our Board significant expertise in management of technology-focused entities, in commercialization of technologies in the electronics, computer and semiconductor industries, and in the markets for our products.

Irene M. Qualters, age 68, has been a director of CyberOptics since 1999. Since November 2018, she has been employed as the Associate Laboratory Director for Simulation and Computation for Los Alamos National Laboratory (“Los Alamos Laboratory”), a multidisciplinary research institution engaged in strategic science on behalf of national security. Los Alamos is operated by Triad, a public service science organization supporting national security. Prior to employment at Los Alamos Laboratory, she was employed at the National Science Foundation (the “NSF”) for nine years, most recently as Senior Science Advisor in the Computer and Information Science and Engineering Directorate.  Prior to her employment at the NSF, she held the following positions at the companies indicated:  Senior Vice President—Products of Silicon Graphics, Inc.; Vice President, Software Engineering of Ageia Technologies, Inc.; Vice President, Research Information Services at Merck & Company; and President of Cray Research and Senior Vice President of Silicon Graphics, which was Cray Research’s holding company.  Ms. Qualters received a B.A. from Duquesne University, and a M.S. in computer science from the University of Detroit.  Ms. Qualters has significant technical and senior management experience with both start-up and public companies.  She brings particular expertise regarding the computer industry, where she engaged in both software and semiconductor development.

Michael M. Selzer, Jr., age 66, has been a director of CyberOptics since 1999 and Chairman of the Board since February 2014.  Mr. Selzer was the President of the South Dakota School of Mines and Technology Foundation from 2011 until his retirement in 2016.  Prior to 2011, he served as a consultant to or held various positions with a number of medical products companies, including the following: Chief Executive Officer of ConceptTX; President and Chief Executive Officer of Optobionics; Chief Executive Officer of Urologix, Inc.; and Vice President and General Manager-Neurostimulation Business of Medtronic, Inc.  Mr. Selzer received a B.S. in electrical engineering from the South Dakota School of Mines and an M.B.A. from Arizona State University.  Mr. Selzer brings to the Board expertise in semiconductor and circuit board fabrication, as well as considerable experience and expertise in public company management and sales, and emerging company finance, operations and management.

Dr. Vivek Mohindra, age 50, has been a director of CyberOptics since May 2018.  Since April 2013, Dr. Mohindra has served as a General Partner of New Science Ventures, LLC, a venture capital firm investing in technology companies (“NSV”).  He joined NSV from TPG Capital where he was an Operating Group Partner working with portfolio companies on strategy, growth and operational issues, and with deal teams on due diligence.  Prior to becoming a partner at TPG Capital, Dr. Mohindra served as Senior Vice President of Strategy and Business Transformation for Freescale Semiconductor and held several senior executive roles in Dell Inc.’s Product Group and Marketing Division and as Vice President and General Manager of Dell’s North America Small and Medium Business Group.  Dr. Mohindra joined Dell from McKinsey & Company where he was a Partner and co–leader of McKinsey’s global Semiconductor practice, as well as its Asian High Tech and Telecoms practices.  Dr. Mohindra presently serves on the Board of Directors of several private companies.  Dr. Mohindra received an M.B.A. and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology, as well as a bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Roorkee.  Dr. Mohindra brings to the Board significant expertise and broad experience working with a wide variety of technology companies, with a main focus on growth, portfolio strategy and operational improvements.

All nominees that are elected will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification.  The proxies intend to vote in favor of the nominees named above as directors, unless you direct them otherwise in the proxy card.  If a nominee for director becomes unavailable for any reason, the proxies named in the proxy card may be voted for another candidate in accordance with the best judgment of the proxies.  We have no reason to believe that any candidate will be unavailable for election as a director.

Directors are elected by a plurality of votes cast.  The five nominees receiving the highest number of votes will be elected.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted in favor of the five nominees.  The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES,
AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board and Board Leadership

Composition and Independence.  Under the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors.  Our officers are responsible for day-to-day management of operations.  Our Board currently consists of five members, all of whom are standing for reelection at the annual meeting.

We require that a majority of the members of our Board of Directors be “independent” within the meaning of the Nasdaq listing standards.  Based on information contained in questionnaires completed by each nominee for director and otherwise available to us, and based on inquiry of each of our directors, our Board of Directors has concluded that each of Mr. Gates, Ms. Qualters, Dr. Mohindra and Mr. Selzer, who constitute a majority of our current Board, is independent not only within the meaning of the Nasdaq Marketplace Rules, but within the meaning of the heightened standards applicable to members of an audit committee contained in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules.  In considering the independence of our directors, our Board inquired and was advised that, to the knowledge of these directors, neither they nor any member of their immediate family had engaged in any transaction with us except in their capacities as directors.

The only business relationship between CyberOptics and our directors and their affiliates that was considered by the Board when assessing the independence of our non-employee directors is the relationship between CyberOptics and Key Tronic, a company for which Mr. Gates serves as President and Chief Executive Officer, and for which each of Mr. Gates and Dr. Kulkarni serve as a director. The Board determined that this relationship did not impair Mr. Gates’ independence because the transactions between the Company and Key Tronic only resulted in payments of $13,000 for product purchases from CyberOptics. As noted above, Dr. Kulkarni serves as a director of Key Tronic. However, he does not serve on the compensation committee of the Key Tronic board of directors. In addition, the relationship between CyberOptics and Key Tronic has no unique characteristics that would interfere with Mr. Gate’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.  As a result, our Board of Directors has determined that Dr. Kulkarni’s service on the board of directors of Key Tronic does not affect Mr. Gates’s status as an independent director of the Company.

Meetings and Attendance.  Our Board strives to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel.  Accordingly, attendance by our Board members at all meetings has been a continuing goal, and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release.  During the year ended December 31, 2018, the Board had four meetings.  Each director attended all of the meetings of the Board. Each director was present at all meetings of the committees on which the director served, except that Mr. Gates did not attend one meeting of the Audit Committee and Ms. Qualters did not attend another meeting of the Audit Committee.

We require that all Board members use their best efforts to attend our annual shareholder meeting.  All of our incumbent directors attended the annual meeting of shareholders held on May 10, 2018.

Our Chairman.  Since September 2013, we have separated the roles of Chief Executive Officer and Chairman of the Board.  Dr. Kulkarni served as Executive Chairman until he assumed the role of Chief Executive Officer at the end of January 2014, and Michael M. Selzer, Jr., an independent Board member, currently serves as our Chairman of the Board.

Responsibility for Risk Management.  Our Board considers the identification and management of risk a responsibility of the Board as a whole.  Nevertheless, our Audit Committee has specifically undertaken to identify and direct management in the control of financial risk, and, in its role in reviewing the periodic reports we file with the Securities and Exchange Commission (the “SEC”), the Audit Committee focuses on articulating known risks and identifying them for the Board.  The Audit Committee considers and acts on transactions that may involve a conflict of interest between the Company and the members of the Board, our management and employees and members of their immediate families.  The Audit Committee also administers our Code of Business Conduct and Ethics.

Our Compensation Committee is responsible for ensuring that the executive compensation plans and stock benefit plans that it establishes and oversees do not encourage our officers and employees to undertake unnecessary risks.  The Compensation Committee has concluded that our compensation policies are not likely to encourage risks that would have a material adverse effect on the Company.  The Compensation Committee’s conclusion is based, in part, on the size and time-based vesting of awards under the 1998 Employee Stock Incentive Plan, as amended and restated (the “Employee Stock Incentive Plan”), as well as the multiple Company performance criteria required for pay-out of incentive compensation to our executives under our annual management cash incentive plan.

Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply with these changes.  Each of our committees reports its recommendations on risk management to the Board as a whole.

Committees of Our Board

Our Board has the following three committees:  an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee.  Each of the committees has a written charter, and copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com.

Audit Committee.  Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements.  The Audit Committee reviews all interested party transactions and oversees our Code of Business Conduct and Ethics.  The Audit Committee generally requires any transaction between the Company and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported directly to the Audit Committee.  Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the Company, and on terms no less favorable than could be obtained from an unaffiliated third party.

The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services.  It is our policy to present to the Audit Committee proposals from our independent registered public accounting firm for all audit services and permissible non-audit services prior to engagement.

Our Audit Committee currently consists of Mr. Gates (Chair), Ms. Qualters and Dr. Mohindra.  Each of Mr. Gates, Ms. Qualters and Dr. Mohindra is an “independent director” within the meaning of Rule 10A-3(b)(1) under the Exchange Act and Nasdaq listing standards applicable to audit committees. Our Board of Directors has identified Mr. Gates as an “audit committee financial expert” within the definition established by the SEC.  The Audit Committee held six meetings during 2018.  All members of the Committee attended each of these meetings, except that Mr. Gates did not attend one meeting of the Audit Committee and Ms. Qualters did not attend another meeting of the Audit Committee.  The report of the Audit Committee is contained later in this Proxy Statement under the heading “Report of the Audit Committee of the Board of Directors.”

Compensation Committee.  Our Compensation Committee determines the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based incentive plans, including our Employee Stock Incentive Plan and our Employee Stock Purchase Plan, and makes recommendations to our Board regarding director compensation.  Our Compensation Committee currently consists of Ms. Qualters (Chair), Mr. Selzer and Dr. Mohindra.  Each of Ms. Qualters, Mr. Selzer and Dr. Mohindra is an independent director under Nasdaq listing standards, including the listing standards applicable to compensation committee independence. During 2018, the Compensation Committee held two meetings.  All members of the Compensation Committee attended both of the meetings.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends a slate of nominees for election as directors at our annual meeting of shareholders, and monitors our corporate governance policies.  The Nominating and Corporate Governance Committee currently consists of all of our independent directors, including Mr. Selzer (Chair), Ms. Qualters, Mr. Gates and Dr. Mohindra.  During 2018, the Nominating and Corporate Governance Committee held one meeting.  All members of the Committee attended the meeting.

We require that each nominee for director be an individual of the highest character and integrity, have substantial experience that is of particular relevance to the Company, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders.  Because of the business in which the Company operates, a background in marketing, sales, finance or technology is favored.  The Nominating and Corporate Governance Committee has discretion regarding the determination of which individuals will best fit these criteria.  We believe that all of the nominees for election to the Board at the 2019 Annual Meeting possess these characteristics.  Although the Nominating and Corporate Governance Committee considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, we have not adopted any diversity policies relating to the nomination of candidates for director.  We believe our current Board members reflect our commitment to diversity.

When seeking additions to, or replacements for, Board positions, we first poll members of the Nominating and Corporate Governance Committee and the directors as a whole regarding the specific characteristics that they perceive are most desirable for a new member of the Board, which normally includes characteristics that Board members believe may be partially absent among the current board.  Although we could employ a search firm in the future, we have historically been able to locate suitable candidates through the recommendations of members of our Board and our professional advisors.  After candidates are identified, the resume of each candidate is circulated among members of the Nominating and Corporate Governance Committee.  If the Nominating and Corporate Governance Committee believes that it is advisable to further evaluate a candidate, the candidate is interviewed by several members of the Nominating and Corporate Governance Committee and the Chairman of the Board.  The impressions received from these interviews are circulated to all members of the Nominating and Corporate Governance Committee and discussed at a meeting of the Nominating and Corporate Governance Committee.  The prospective nominee must also pass a background check.  If the Nominating and Corporate Governance Committee determines that the candidate should be nominated for election, the Nominating and Governance Committee makes this recommendation to the Board of Directors.  If the Board agrees with this recommendation, the candidate is asked to stand for election as a director.

All of the nominees for election as directors at the 2019 Annual Meeting are currently directors and are being re-nominated for election as directors.  Although most candidates have been identified by officers, Board members or professional advisors, the Nominating and Corporate Governance Committee will consider suggestions from other stakeholders, including shareholders.  A candidate recommended by a shareholder would be considered using the same process as a candidate identified by an officer, Board member or advisor. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for election to the Board of Directors should contact the Board with specific information about the proposed nominee, including an appropriate resume.  The Nominating and Corporate Governance Committee will consider these recommendations, but has absolute discretion regarding whether to recommend any individual for nomination.  We did not receive any recommendations from shareholders for persons to be nominated for election to the Board at the 2019 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Ms. Qualters, Mr. Selzer and Dr. Mohindra.  None of them has at any time been an officer or an employee of the Company or any of our subsidiaries.  In addition, no member of the Compensation Committee had any relationship with the Company during 2018 requiring disclosure under Item 404 of Regulation S-K as adopted by the SEC.

Under Nasdaq corporate governance rules, a director who is employed as an executive officer of another company for which any of the executive officers of a company listed on Nasdaq serve on such other company’s compensation committee is not independent.  Although Dr. Kulkarni serves on the board of directors of Key Tronic, of which Mr. Gates is President, Chief Executive Officer and a director, Dr. Kulkarni is not a member of the compensation committee of Key Tronic.  Therefore, as noted above, the Board of Directors has determined that Dr. Kulkarni’s service as a director of Key Tronic does not affect the independence of Mr. Gates as a director of the Company.

Shareholder Communications with the Board

Shareholders may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-employee directors or Chairman of the Board or specified individual directors to:

Secretary
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

Any such letters will be delivered to the Chairman of the Board, or to a specified director, if so directed.  Letters relating to accounting matters will also be delivered to the Chair of the Audit Committee for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial personnel.  Shareholders may send communications regarding issues relating to our Code of Business Conduct and Ethics by mail to the attention of:

Ethics Officer
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

Our Ethics Officer will review all communications received regarding issues related to our Code of Business Conduct and Ethics and provide copies or summaries of those communications that are not frivolous or vexatious to the Chair of our Audit Committee for consideration.  The procedures for dealing with communications relating to our Code of Conduct and Business Ethics may also be found at our website at www.cyberoptics.com.

Compensation of Independent Directors

None of Mr. Selzer, Ms. Qualters, Mr. Gates or Dr. Mohindra receives any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors.  For 2018, we paid our independent directors an annual retainer of $30,000, payable in four equal quarterly installments.  Mr. Selzer, one of our independent directors who serves as Chairman of the Board, received an additional annual retainer of $5,000, also payable quarterly.  For 2019, no changes are planned with respect to the cash compensation to be paid to our non-employee directors, including our Chairman of the Board.  In addition, under our Non-Employee Director Stock Plan, each non-employee director of the Company is automatically granted 2,000 shares of our Common Stock on the date of each annual meeting of shareholders at which such director is elected to serve on the Board of Directors.  These shares are restricted and will vest in four equal quarterly installments during the year after the grant date as long as each such non-employee director remains a member of the Board of Directors on each vesting date.

During 2018, we provided the following compensation to directors who were not employees of the Company:

Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards[1]	Total
Michael M. Selzer, Jr.	$35,000	$32,500	$67,500
Irene M. Qualters	$30,000	$32,500	$62,500
Craig D. Gates	$30,000	$32,500	$62,500
Dr. Vivek Mohindra	$22,500	$32,500	$55,000

(1)

Stock awards represent the expense for 2,000 shares of Common Stock granted to each director elected in 2018 based on the $16.25 closing price of our Common Stock on the date of our 2018 annual meeting.  The shares subject to these stock awards are restricted and vest in four equal quarterly installments during the year after the grant date.  At December 31, 2018, 1,000 shares granted to each of Mr. Selzer, Ms. Qualters, Mr. Gates and Dr. Mohindra remained unvested.

At December 31, 2018, each of Mr. Selzer, Ms. Qualters and Mr. Gates held options to purchase 4,000 shares of our Common Stock at an exercise price of $16.97 per share.

EXECUTIVE COMPENSATION

Executive Officers

We describe in this section the compensation paid to our two current executive officers, Dr. Kulkarni and Jeffrey A. Bertelsen, our Vice President—Finance, Chief Financial Officer, Chief Operating Officer and Secretary.

Dr. Subodh Kulkarni, our President and Chief Executive Officer, serves on our Board of Directors and his background and business experience are described above under the heading “Proposal 1—Election of Directors.”

Jeffrey A. Bertelsen, 56, joined CyberOptics as Vice President—Finance and Chief Financial Officer in 2005.  On February 21, 2014, Mr. Bertelsen was appointed Chief Operating Officer, and also retained his positions as Vice President—Finance and Chief Financial Officer.  Mr. Bertelsen also was appointed Secretary in February 2016.  Before joining CyberOptics, Mr. Bertelsen held various positions with Computer Network Technology Corporation, a provider of storage networking equipment and solutions (“CNT”), most recently as Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary.  Prior to joining CNT, Mr. Bertelsen was a Certified Public Accountant with KPMG LLP.

Executive Compensation

The Compensation Committee of the Board of Directors is comprised of three members, Irene M. Qualters (Chair), Michael M. Selzer, Jr. and Dr. Vivek Mohindra, each of whom is an independent director under applicable Nasdaq listing standards.

The Compensation Committee oversees the Board’s responsibilities relating to the compensation of our executive officers.  In discharging this responsibility, the Compensation Committee evaluates and approves the compensation plans and programs in which our executive officers participate.

Our Compensation Committee is responsible for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, including base salaries, annual cash incentive compensation, long-term incentive compensation in the form of stock option grants and awards of restricted stock units, and other forms of compensation.  The Compensation Committee also administers our stock-based incentive compensation plans.

Compensation Process.  As part of its process for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, the Compensation Committee reviews competitive market data.  The Compensation Committee reviews published compensation surveys, and may evaluate publicly disclosed compensation information from peer group companies.  The Compensation Committee uses the published compensation data to compare the compensation of each of our executive officers to the compensation of their counterparts in similar positions within a peer group of public companies having a market capitalization or annual revenues similar to our market capitalization or annual revenues.  In making its compensation decisions, the Compensation Committee does not make comparisons with a specific fixed group of peer group companies. The Compensation Committee does not attempt to conform compensation for our executives to specific levels or exact benchmarks contained in published compensation surveys.  The Compensation Committee refers to the published compensation surveys as background information regarding competitive pay levels and also considers other factors discussed below when making its compensation decisions.  In determining the amount of compensation for our executive officers, the Compensation Committee considers the value of each item of compensation, both separately and in the aggregate.  The Compensation Committee also considers a variety of other factors, including the following: the executive officer’s position within the Company and the level of responsibility and skills required by the executive officer’s position; the executive officer’s qualifications; the performance of the Company; individual performance of the executive officer; current and historical compensation levels; the executive officer’s length of service with the Company; and other considerations the Compensation Committee deems relevant.  The Compensation Committee does not use the services of a compensation consultant.

The Compensation Committee also considers the recommendations of Dr. Kulkarni when considering the compensation for Mr. Bertelsen.  In setting compensation, the Compensation Committee also considers, among other factors, the tax consequences to the Company and its executive officers, the accounting consequences to the Company and the impact on shareholder dilution.  The Compensation Committee does not assign a specific weight to these factors, and none of these factors by itself will compel a particular compensation decision.  Instead, this information is used generally by the Compensation Committee to help inform its decision-making process.  The decisions made by the Compensation Committee are generally subjective and made in the exercise of the Compensation Committee’s independent business judgment.

Principal Elements of Executive Compensation.  Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, to reward business results and individual performance, and, most importantly, to maximize shareholder returns.  Our compensation program for our executive officers is highly incentive-based and competitive in the marketplace, with the performance of the Company determining a significant portion of total compensation.  Compensation for Dr. Kulkarni and Mr. Bertelsen consists of the following elements:

●	Base salary and employee benefits;

●	Annual cash incentive compensation; and

●	Long-term equity-based incentive compensation.

In addition, our compensation program for our two executive officers also includes certain change in control severance agreements and other severance arrangements, which are described in more detail below under the heading “Change in Control and Post-Termination Employment and Severance Arrangements.”

Base Salaries.  The Committee’s determination regarding the base salaries of Dr. Kulkarni and Mr. Bertelsen are based on a number of factors, including the following: the executive’s level of responsibility within the Company; experience level and prior experience; base salary for the prior year; competitive market data; the skills required for the position; length of service with the Company; past individual performance; performance of the Company; and other considerations the Compensation Committee deems relevant.

In December 2017, the Compensation Committee reviewed the base salaries of our two executive officers for 2018. Neither Dr. Kulkarni nor Mr. Bertelsen received an increase in their base salary for 2018 given the Company’s financial performance in 2017. Base salaries for our executive officers in 2018 and 2017 were as follows:

Name	2018	2017
Dr. Kulkarni	$375,000	$375,000
Mr. Bertelsen	$242,000	$242,000

Annual Cash Incentive Compensation.  The Compensation Committee established a cash incentive bonus program for Dr. Kulkarni and Mr. Bertelsen for 2018 that was finalized in December 2017.  The cash incentive plan for 2018 was designed to reward Dr. Kulkarni and Mr. Bertelsen for the achievement of certain key financial targets, including revenue growth, increases in operating profit and higher cash balances.  The Compensation Committee believed achievement of these targets would significantly increase shareholder value.

The weighting of each component for 2018 was as follows: revenue growth (35%); operating profit increases (35%); and higher cash balances (30%).  Minimum, target and maximum bonus opportunities under the program were determined by reference to a percentage of the executive officer’s base salary.  These threshold, target and maximum bonus levels are consistent with the levels established in previous years by the Compensation Committee and were appropriate based on a subjective assessment of the executive officer’s position and ability to directly impact our performance.  The bonus levels also reflected the Compensation Committee’s subjective assessment of general compensation practices in the marketplace.

The 2018 annual cash incentive bonus plan provided that Dr. Kulkarni could earn up to 66.7% of his base salary (i.e., $250,000), if our performance was at the target level and Mr. Bertelsen could earn up to 49.6% of his base salary (i.e., $120,000), if our performance was at the target level.

The table below sets forth the payout, as a percentage of salary, at threshold performance, target performance and maximum performance levels with respect to financial goals that were established in December 2017 and that were actually achieved for 2018.

	Financial Goals
	Threshold[1]	Target[2]	Maximum[3]	Pay-out[5]
Dr. Kulkarni[4]
Revenue	4.7%	23.3%	46.6%	34.2%
Operating Profit	4.7%	23.3%	46.6%	26.1%
Cash Balance	3.9%	20.1%	40.1%	18.2%
	13.3%	66.7%	133.3%	78.5%
Mr. Bertelsen[4]
Revenue	3.5%	17.4%	34.7%	25.5%
Operating Profit	3.5%	17.4%	34.7%	19.4%
Cash Balance	2.9%	14.8%	29.8%	13.5%
	9.9%	49.6%	99.2%	58.4%

(1)	Threshold was set at revenue of $55.0 million, operating profit of $1.4 million and a cash balance of $21.8 million.

(2)	Target was set at revenue of $61.0 million, operating profit of $3.0 million and a cash balance of $25.8 million.

(3)	Maximum was set at revenue of $69.0 million, operating profit of $6.0 million and a cash balance of $29.8 million.

(4)	The maximum bonus payable to Dr. Kulkarni was 133.3% of base salary and to Mr. Bertelsen was 99.2% of base salary.

(5)	The actual bonus payable to Dr. Kulkarni and Mr. Bertelsen was equal to 117.7% of their bonus target.

Dr. Kulkarni earned a bonus under our executive incentive compensation plan for 2018 equal to 78.5% of his base salary or $294,270.  Mr. Bertelsen earned a bonus under our executive incentive compensation plan for 2018 equal to 58.4% of his salary or $141,250.

Long-Term Equity Incentive Compensation.  We believe that equity incentive compensation is an important part of our overall compensation program.  Through the grant of stock options and restricted stock units, we seek to align the long-term interests of our executives with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return.  When our executives deliver positive returns to our shareholders in the form of increases in the price of our Common Stock, stock options and restricted stock units allow our executives to share in this positive return.  In addition, although we do not have any stock retention or stock ownership guidelines, our executive officers are encouraged to retain their shares of Common Stock in order to align their interests with the interests of our shareholders.

Unless the market price of the Common Stock increases after stock option grants are made, the stock options provide no value to our executive officers.  A stock option becomes valuable only if the Common Stock price increases above the option exercise price and the executive officer holding the option remains employed by the Company during the period required for the option to “vest.”  As a result, stock options provide an incentive for our executive officers to remain employed by us.

We typically grant stock options and restricted stock units to key employees, including our executive officers, in December of each year.  All of the stock options held by our executives and other employees have been granted under the Employee Stock Incentive Plan.  Although the Compensation Committee has authority to issue options, restricted stock, restricted stock units, share grants and other share-based awards under the Employee Stock Incentive Plan, only stock options and restricted stock units have been granted to date.  Options granted have an option price per share equal to the market value of the Common Stock on the date of grant, vest over a four-year period and expire seven years after the date of grant.  Restricted stock units vest over a four-year period and entitle the executive officers holding the restricted stock units to one share of Common Stock for each restricted stock unit.

In determining the size of the long-term equity incentive awards granted to our executive officers, the Compensation Committee considers a number of factors, including the following: published compensation surveys comparing each executive officer’s equity-based compensation to the equity-based compensation of his counterparts within a peer group of similarly sized public companies; the executive officer’s position with the Company and the level of responsibility, skills and experiences required by the executive officer’s position; individual performance of the executive officer; the executive officer’s length of service with the Company; and the value of existing vested and unvested outstanding equity awards.  The relative weight given to each of these factors vary between Dr. Kulkarni and Mr. Bertelsen at the Compensation Committee’s discretion.

The stock options and restricted stock units granted to each of our executive officers in December 2018 had an aggregate fair value as follows:

Name	Aggregate Fair Value of Restricted Stock Units(1)	Aggregate Fair Value of Stock Options(1)
Dr. Kulkarni	$171,248	$169,503
Mr. Bertelsen	$72,002	$71,676

(1)

Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options and the market price of our Common Stock on the date of grant for restricted stock units.  See Note 6 to our consolidated financial statements included as Item 8 to the 2018 Form 10-K Report for a description of the determination of grant date fair value for stock options.

All Other Compensation.  We do not maintain a pension plan and do not provide our executive officers with a non-qualified deferred compensation plan.  The benefits received by our executive officers are the same as benefits offered to our other employees, including eligibility to participate in our 401(k) plan, our employee stock purchase plan (the “ESPP”), and our health, dental and life insurance programs.  We have historically matched employee contributions of up to 6% of the employee’s annual compensation to our 401(k) plan in an amount equal to 50%.  Participation in the ESPP is available to eligible U.S. employees.  Under terms of the ESPP, eligible employees may designate from 1% to 10% of their compensation to be withheld through payroll deductions, up to a maximum of $6,500 in each plan year.  The amounts deducted are used to purchase Common Stock at 85% of the lower of the market price on the first or last day of the annual offering period.

Change in Control and Post-Termination Employment and Severance Arrangements.  Dr. Kulkarni has an employment agreement with the Company.  All of our other U.S.-based employees are employed at will and do not have employment agreements.  However, we have entered into a written severance agreement with Mr. Bertelsen, which provides for certain cash and other benefits upon the termination of Mr. Bertelsen’s employment with us under certain circumstances as described below.

Dr. Kulkarni’s employment agreement provides for participation in our annual cash incentive compensation plan at a level of 50% of salary if target performance is achieved, for a severance payment of one times salary if his employment is terminated “without cause” (as defined below), and for a severance payment of two times his salary if his employment is terminated without cause within one year after a “change of control” of the Company (as defined below) or by Dr. Kulkarni for good reason during this period.  In addition, the vesting of the restricted stock units and stock options Dr. Kulkarni holds will be accelerated, if the Company or its successor terminates his employment without cause or if he terminates his employment with good reason, within two years after a change of control.  Dr. Kulkarni has agreed in the employment agreement to assign to us any intellectual property he develops while he is an employee of the Company and to refrain from competing with us, or from soliciting our employees, for a period of one year after his employment terminates.

Under our severance agreement with Mr. Bertelsen, the Company would be obligated to pay him one times his annual compensation (determined by averaging his annual compensation over the three-year period preceding the date of his termination of employment) and accelerate the vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control.

For purposes of these agreements “cause” is defined as the executive officer’s willful misconduct or his failure to perform the services assigned to him, and “good reason” is defined as the failure of the Company to assign the executive officer responsibilities comparable to his existing responsibilities, a relocation of the Company’s offices by more than 50 miles, or a reduction in his compensation.  A “change of control” is defined as any of the following: a public announcement that any person or persons acting in concert have acquired 40% of the Common Stock; a change of control required to be reported under the proxy rules; a change in a majority of our directors, other than by succession; shareholder approval of a merger or consolidation of the Company, or a sale of substantially all of our assets; or a decision of our directors that a change of control has occurred.

We believe our change in control arrangements are an important retention tool that mitigate some of the risk that exists for executives working for a small publicly held company.  The Compensation Committee believes the change in control provisions of Dr. Kulkarni’s employment agreement and Mr. Bertelsen’s severance agreement are consistent with the provisions and benefit levels of other similarly sized public companies in our industry.

The following table describes (a) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2018, if the termination was not in connection with a change in control and (b) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2018 either in connection with or within 24 months following a change in control:

Name	Executive Benefits and Payments	Involuntary Not-for-Cause Termination Not in Connection with a Change of Control	Involuntary Not-For- Cause or Good Reason Termination in Connection with a Change of Control (1)
Dr. Kulkarni	Base salary (2)	$375,000	$750,000
	Accrued vacation (3)	$43,313	$43,313
	Acceleration of restricted stock units and stock options	$—	$529,508
Mr. Bertelsen	Average annual compensation (4)	$—	$334,583
	Accrued vacation (3)	$22,680	$22,680
	Acceleration of restricted stock units and stock options	$—	$247,712

(1)

The value of unvested restricted stock units represents the number of unvested units multiplied by the closing sales price of our Common Stock on December 31, 2018 (i.e., $17.63).  The value of unvested stock options is based on their intrinsic value, as determined by multiplying (a) the number of shares of Common Stock subject to the option that was unvested, by (b) the excess, if any, of the closing sale price of our Common Stock on December 31, 2018 over the exercise price of the option.

(2)

Dr. Kulkarni is entitled to a severance payment equal to one times his salary if his employment is terminated without cause.  Dr. Kulkarni is entitled to a severance payment equal to two times his salary if his employment is terminated by the Company or a successor company within one year after a change of control without cause or by Dr. Kulkarni for good reason.  Amounts in the table are based on Dr. Kulkarni’s salary as of December 31, 2018.  Dr. Kulkarni is entitled to accelerated vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control.

(3)	Dr. Kulkarni and Mr. Bertelsen are entitled to any accrued and unused vacation upon termination of employment. The amounts in the table represent the value of accrued vacation at December 31, 2018.

(4)

Mr. Bertelsen is entitled to a severance payment equal to one times his annual compensation (determined by averaging the compensation he received during the three-year period preceding his termination of employment), and to accelerated vesting of the restricted stock units and stock options he holds, if the Company terminates his employment without cause or if he terminates his employment with good reason, within two years after a change of control.  Amounts in the table represent average base salary and annual incentive compensation during the three-year period from 2016 to 2018.

Accounting and Tax Considerations.  Section 162(m) of the Code sets a limit of $1,000,000 on the amount we can deduct for compensation paid to our “covered employees.”  Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) has not counted toward the $1,000,000 limit.  However, the Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017 and generally became effective for taxable years beginning after December 31, 2017, makes a number of changes to Section 162(m), including the repeal of the “qualified performance-based compensation” exemption and the expansion of the definition of “covered employees” (e.g., by including the chief financial officer as a covered employee).

While we consider the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of our broader compensation objectives and overall compensation philosophy, we understand that, particularly in light of the changes under the TCJA, it is possible that the compensation payable to our named executive officers will exceed the $1,000,000 limit under Section 162(m) in one or more future years. The Compensation Committee reserves the right to design and implement programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable and consistent with the goals of the Company and our shareholders.  Since none of our executive officers received compensation over $1,000,000 that was not deductible during 2018, we were not affected by the limitations of Section 162(m) of the Code.

Summary Compensation Table

The following table summarizes, for 2018 and 2017, the total compensation that we paid to or accrued for our executive officers.  The value of the stock awards and option awards reflected in the table represent the grant date fair value of the awards.  No discretionary bonuses were paid in the years presented.

	Year	Salary	Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Compensation[2]	All Other Compensation[3]	Total
Dr. Kulkarni
President and Chief	2018	$375,000	$171,248	$169,503	$294,270	$8,250	$1,018,271
Executive Officer	2017	$375,000	$154,000	$148,882	$—	$8,372	$686,254

Mr. Bertelsen
Vice President, Chief	2018	$242,000	$72,002	$71,676	$141,250	$7,260	$534,188
Financial Officer, Chief	2017	$242,000	$77,000	$68,486	$—	$8,372	$395,858
Operating Officer and Secretary

(1)

Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options, and the market value of our Common Stock on the date of grant for restricted stock units.  See Note 6 to our consolidated financial statements included as Item 8 to the 2018 Form 10-K Report for a description of the calculation of grant date fair value.

(2)	Payment for performance under our annual cash incentive bonus plan. See “Executive Compensation—Principal Elements of Executive Compensation—Annual Cash Incentive Compensation.”

(3)	Consists of contributions by the Company to our 401(k) Plan and payment of life insurance premiums under our standard life insurance program available to all employees.

Outstanding Equity Awards

            The following table lists the options and restricted stock units held by Dr. Kulkarni and Mr. Bertelsen at December 31, 2018. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares subject to the options on the first four anniversaries of the date of grant and expire seven years from the date of grant. Restricted stock units vest over a four-year period and entitle the executive officers holding the restricted stock units to one share of Common Stock for each restricted stock unit.

	Option Awards				Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]

Dr. Kulkarni	77,000	—	6.97	1/14/21
	38,750	—	9.62	12/5/21
	41,250	13,750[2]	7.18	12/11/22
	6,000	6,000[3]	26.40	12/9/23
	5,000	15,000[4]	15.40	12/8/24
	—	17,500[5]	19.46	12/7/25
					2,187[2]	38,557
					1,500[3]	26,445
					7,500[4]	132,225
					8,800[5]	155,144

Mr. Bertelsen	16,667	—	7.48	12/14/19
	16,750	—	5.39	12/6/20
	10,000	—	7.70	2/21/21
	18,500	—	9.62	12/5/21
	19,500	6,500[2]	7.18	12/11/22
	2,750	2,750[3]	26.40	12/9/23
	2,300	6,900[4]	15.40	12/8/24
	—	7,400[5]	19.46	12/7/25
					1,125[2]	19,834
					750[3]	13,223
					3,750[4]	66,113
					3,700[5]	65,231

(1)	Based on the closing price of the Common Stock of $17.63 per share on December 31, 2018.

(2)	These options or restricted stock units vest on December 11, 2019.

(3)	These options or restricted stock units vest with respect to 50% of the shares subject thereto on December 9, 2019 and 2020.

(4)	These options or restricted stock units vest with respect to 33% of the shares subject thereto on December 8, 2019, 2020 and 2021.

(5)	These options or restricted stock units vest with respect to 25% of the shares subject thereto on December 7, 2019, 2020, 2021 and 2022.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail under the heading “Executive Compensation” in this Proxy Statement, the compensation we pay our executive officers in large part reflects our financial results.  Our Board selects base salary levels for executive officers appropriate to compensate them relative to executive officers of our peer group companies, and establishes a cash incentive bonus program for all management employees that has historically been based primarily upon our revenue, operating profit and cash balances. The Compensation Committee grants long-term equity-based awards designed to align executive officer compensation with the value of our Common Stock.  Our Board believes these compensation policies achieve the objective of aligning compensation with Company performance and the interests of our shareholders.  Consistent with requirements of the federal securities law, we are asking our shareholders, on an advisory basis, to approve the compensation of our executive officers by adopting the following resolution:

RESOLVED, that the shareholders approve the compensation of our executive officers as described in the Summary Compensation Table, the other executive compensation tables and the related disclosure contained in this Proxy Statement.

Our Board of Directors recommends a vote “FOR” this resolution.  The affirmative vote of the holders of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for approval of this proposal.  Proxies solicited by the Board of Directors, unless otherwise directed, will be voted in favor of this proposal.  Your vote is advisory and will not be binding upon our Compensation Committee.  However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

PROPOSAL 3 — NONBINDING VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

Federal securities law requires that, at least once every six years, shareholders be afforded the opportunity to recommend to our Board of Directors whether future advisory votes on executive compensation should occur every one, two or three years. This requirement offers you the opportunity to cast a non-binding advisory vote on how often we should include a “say on pay” proposal in our proxy materials for future annual shareholder meetings (or special shareholder meetings at which executive compensation is considered).

Our Board of Directors believes that shareholders should have input regarding Board decisions on executive compensation and that more frequent input will help guide the Board’s decisions. Accordingly, our Board recommends an annual advisory vote on executive compensation. Annual advisory votes will allow our shareholders to advise us whether they agree with our compensation philosophy, policies and practices as disclosed in our proxy statement each year.

The proxy card provides you with the opportunity to choose among three options for the frequency of the vote on executive compensation: every year, every two years or every three years, and also allows you to abstain from voting. The alternative that receives a majority of votes cast by shareholders will be the alternative we conclude has been selected by shareholders. However, if none of these alternatives receives a majority of the votes cast, we will consider the alternative that receives the most votes as the alternative selected by shareholders.

Our Board of Directors recommends a vote “FOR” an annual “Say on Pay” vote (rather than a vote every two years or every three years). As an advisory vote, our shareholder vote is not binding. However, our Board of Directors will consider the outcome of the vote when making a determination regarding the frequency of future say on pay advisory votes.

BENEFICIAL OWNERSHIP

The following table provides information at February 28, 2019 about the ownership of our Common Stock by each person known to us to beneficially own 5% or more of our Common Stock, by each of our directors, by each of our executive officers, and by all our executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Wellington Trust Company, NA2 c/o Wellington Trust Company 280 Congress Street, Boston, MA 02210	591,479	8.3%
Dimensional Fund Advisors LP3 Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	479,721	6.8%
Jeffrey A. Bertelsen	167,870	2.3%
Craig D. Gates	14,000	*
Subodh Kulkarni	217,875	3.0%
Irene M. Qualters	21,518	*
Michael M. Selzer, Jr.	21,775	*
Dr. Vivek Mohindra	2,000	*
All executive officers and directors as a group (six persons)	445,038	6.0%

*     Less than 1%

(1)

Includes 86,467 shares for Mr. Bertelsen, 4,000 shares for Mr. Gates, 168,000 shares for Dr. Kulkarni, 4,000 shares for Ms. Qualters, 4,000 shares for Mr. Selzer, and 266,467 shares for all officers and directors as a group that may be acquired upon exercise of options exercisable within 60 days of February 28, 2019.

(2)

Based on a Schedule 13G filed on February 14, 2019.  Represents shares owned by clients of Wellington Trust Company, NA, which is an investment adviser.  Wellington Trust Company, NA does not exercise voting or dispositive power with respect to such shares.  One of Wellington Trust Company, NA’s clients, Wellington Trust Company-National Association Multiple Common Trust Funds Trust-Micro Cap Equity Portfolio, may beneficially own 5% or more of the outstanding shares of our Common Stock.

(3)

Based on an amendment to a Schedule 13G filed on February 8, 2019.  Represents shares held by investment companies which Dimensional Fund Advisors LP serves as investment adviser.  Dimensional Fund Advisors LP does not have voting or dispositive power over these shares and disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and executive officers, and any beneficial owner of more than 10% of our Common Stock, are required to report their ownership of our equity securities and any changes in ownership to the SEC.  Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any delinquent filing of those reports and any failure to file reports during the year ended December 31, 2018.  Based upon information provided by officers and directors, all of our executive officers and directors filed all reports on a timely basis in 2018.  Based on Schedule 13G reports filed by certain of our shareholders, we do not have any 10% shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter, which can be viewed on our website located at www.cyberoptics.com.  Management is responsible for our consolidated financial statements and financial reporting process, including designing and maintaining an effective system of internal control over financial reporting.  Grant Thornton LLP, our independent registered public accounting firm (“Grant Thornton”), is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States (“GAAP”) and on management’s assessment of the effectiveness of our internal control over financial reporting.  In addition, Grant Thornton has expressed its own opinion on the effectiveness of our internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In exercising this responsibility, the Audit Committee has met and held discussions with management and Grant Thornton.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed with management and Grant Thornton the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton’s evaluation of our internal control over financial reporting.  The Audit Committee discussed with Grant Thornton matters required to be discussed under applicable auditing standards, including Auditing Standard No. 16, The Auditor’s Communication with Audit Committees.  Grant Thornton also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (U.S.) regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees disclosed below and discussed with Grant Thornton that firm’s independence.

Based upon the Audit Committee’s discussion with management and Grant Thornton and the Audit Committee’s review of the representations of management and the report of Grant Thornton, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Members of the Audit Committee

Craig D. Gates
Irene M. Qualters
Dr. Vivek Mohindra

INDEPENDENT ACCOUNTANTS AND PAYMENT OF FEES

Grant Thornton has audited our financial statements since 2009. The following is a summary of the fees billed to us by Grant Thornton for professional services rendered for the years ended December 31, 2018, and December 31, 2017:

Fee Category	2018 Fees	2017 Fees
Audit Fees	$334,000	$299,500
Audit-Related Fees	3,000	—
Tax Fees	76,586	54,588
All Other Fees	—	—
Total Fees	$413,586	$354,088

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  These services include audits in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in our financial statements and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, tax advice and tax planning.  These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees (if any) consist of fees for products and services other than the services reported above.  None of such fees were incurred by the Company in 2018 or 2017.

PROPOSAL 4—RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and termination of our independent registered public accounting firm. While we are not required to do so, we are submitting the selection of Grant Thornton to serve as our independent registered public accounting firm for the 2019 fiscal year for ratification in order to ascertain the views of our shareholders on this appointment.  In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CyberOptics and its shareholders.

Representatives of Grant Thornton will be present at the 2019 Annual Meeting and will have the opportunity to make a statement if they desire to do so.  These representatives will also be available to respond to appropriate questions after the meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for the approval of the proposal.  The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2019.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

Any shareholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of shareholders must submit the proposal for consideration in writing to our Secretary at our principal executive offices, 5900 Golden Hills Drive, Minneapolis, Minnesota 55416, no later than November 30, 2019.

Our Bylaws provide that a shareholder may nominate from the floor a person for election as a director or present from the floor a shareholder proposal at an annual meeting if proper written notice is received by our Secretary at our principal executive offices in Minneapolis, Minnesota at least 120 days in advance of the date that is one year after the date of the Proxy Statement for the prior year’s annual meeting.  For the 2020 annual meeting, notices of director nominations and shareholder proposals to be made from the floor must be received on or before November 30, 2019.  The notice must contain the specific information required by our Bylaws, including information regarding the director nominee or a description of the business desired to be brought before the meeting.  Director nominations and shareholder proposals for which notice is received by us after November 30, 2019 may not be presented in any manner at the 2020 annual meeting.

Our management will use discretionary authority to vote against any shareholder proposal or director nominee not made by management and presented at the 2020 annual meeting in any of the following circumstances: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address set forth above by November 30, 2019; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

Our Board of Directors does not know of any matters other than those described in this Proxy Statement that will be acted upon at the 2019 Annual Meeting of Shareholders.  In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy card will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Bertelsen
Secretary

Dated: April 5, 2019

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/cybe Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 15, 2019.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 15, 2019.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 4, and for 1 YEAR on Item 3.
1.	Election of directors:	01	Craig D. Gates	04	Michael M. Selzer, Jr.	☐	Vote FOR	☐	Vote WITHHELD
		02	Dr. Subodh Kulkarni	05	Dr. Vivek Mohindra		all nominees		from all nominees
		03	Irene M. Qualters				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve compensation to our executive officers (nonbinding).		☐ For	☐ Against	☐ Abstain

3.	To vote on the frequency of future executive compensation votes (nonbinding).	☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.		☐ For	☐ Against	☐ Abstain

5.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

CYBEROPTICS CORPORATION

2019 ANNUAL SHAREHOLDERS MEETING

CyberOptics Corporation
5900 Golden Hills Drive
Minneapolis, Minnesota

May 16, 2019 3:00 p.m.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Subodh Kulkarni and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 16, 2019 and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.